Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 dated October 9, 2015) and related Prospectus of BGC Partners, Inc. for the registration of certain securities of BGC Partners, Inc. and to the incorporation by reference therein of our report, dated May 23, 2012, with respect to the consolidated financial statements of Grubb & Ellis Company included in BGC Partners, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

October 9, 2015